EXHIBIT 3.1

Endeavour International Corporation
Bylaw Amendments

Dated: January 14, 2013

1. Special Meetings. Article I, Section 2 of the Bylaws shall be replaced in its entirety to read as follows:

“Special Meetings.

(a) Special meetings of the stockholders may be called by the President or the Secretary by resolution of the Board of Directors.

(b) Special meetings of the stockholders shall be called by the President or the Secretary upon the request in writing of stockholders owning a majority of the stock of the corporation issued and outstanding and generally entitled to vote in the election of directors. Such request must be (i) delivered to the Secretary at the principal executive offices of the corporation; (ii) signed by the requesting stockholders (the “Requesting Stockholders”) or a duly authorized agent of the Requesting Stockholders; and (iii) accompanied by a notice that fulfills the requirements of paragraph (c) of Section 8 of this Article I (such provisions to apply mutatis mutandis to the “Requesting Stockholders” as if they were the “Proposing Stockholder” referred to therein). At any special meeting requested by stockholders, the business transacted shall be limited to the purposes stated in the request for meeting, except that the Board of Directors shall have the authority in its discretion to submit additional matters to the stockholders and to cause other business to be transacted. Notwithstanding the foregoing, only the business that has been brought before the meeting pursuant to the corporation’s notice of meeting shall be conducted at a special meeting of stockholders.

(c) The Board of Directors shall fix the date, time and place for each special meeting; provided, however, that the date of any special meeting called pursuant to paragraph (b) of this Section 2 shall be not more than 90 days after the date a proper request to call the special meeting is received by the Secretary. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if (i) the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law; (ii) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within 90 days after the date the Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such meeting includes the business described in the request; (iii) the request for the special meeting is received by the Secretary during the period commencing 120 days prior to the first anniversary date of the previous year’s annual meeting of stockholders and ending on the date of the annual meeting of stockholders; or (iv) an identical or substantially similar item was presented at any meeting of stockholders held within 90 days prior to receipt by the Secretary of the request for special meeting (and, for purposes of this clause (iv), the election of directors shall be deemed a similar item with respect to all items of business involving the election or removal of directors). The Board of Directors shall set a record date for the determination of stockholders entitled to vote for each special meeting in the manner set forth in Section 4 of Article V.

(d) At a special meeting of stockholders, nominations of persons for election to the Board of Directors shall be made only as set forth in paragraph (b) of Section 8 of this Article I.

(e) The Requesting Stockholders may revoke the request for a special meeting at any time by delivering a written revocation to the Secretary at the principal executive offices of the corporation.”

2. Quorum; Adjourned Meeting. The second sentence of Article I, Section 4 of the Bylaws shall be replaced in its entirety to read as follows:

“If, however, such quorum is not present or represented at any meeting of the stockholders, the presiding officer of the meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.”

3. Voting. The third sentence of Article I, Section 5 of the Bylaws shall be replaced in its entirety to read as follows:

“When a quorum is present or represented at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall be sufficient to decide any question brought before such meeting (other than for the election of directors), unless the question is one upon which by express provision of the statutes or of the Articles of Incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.”

4. Action Without Meeting. Article I, Section 7 of the Bylaws shall be replaced in its entirety to read as follows.

“Action Without Meeting. Unless otherwise provided by the Articles of Incorporation, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly held meeting of stockholders of the corporation at which a quorum is present or represented and may not be effected by any consent in writing by the stockholders.”

5. Advance Notice of Stockholder Nominations and Proposals Article I of the Bylaws is amended to add a new Section 8 called “Advance Notice,” which shall read as follows:

“Section 8. Advance Notice of Stockholder Nominations and Proposals.

(a) Annual Meetings of Stockholders.

(i) At any annual meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, director nominations or the proposal of other business to be considered and acted upon by stockholders must be: (A) specified in the notice of meeting (or any supplement thereto) or given or otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof; or (B) properly brought before an annual meeting by a stockholder who is a stockholder of record of the corporation at the time such notice provided for in this Section 8 is delivered, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 8. The foregoing clause (B) shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 (or any successor thereto) under the Exchange Act and included in the corporation’s notice of meeting) before an annual meeting of stockholders.

(ii) For director nominations and other business to be properly brought before an annual meeting by a stockholder, the stockholder of record intending to make such nominations or propose such business (the “Proposing Stockholder”) must have delivered timely notice thereof meeting the requirements of paragraph (c) of this Section 8 (even if such matter is already the subject of any notice to the stockholders or Public Disclosure from the Board of Directors) and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action under applicable law. To be timely, such notice must be delivered: (A) for any annual meeting of stockholders held after June 30, 2013, not earlier than the close of business on the 120th day prior to the first anniversary of the previous year’s annual meeting nor later than the close of business on the 90th day; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by a Proposing Stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which Public Disclosure of the date of such annual meeting was first made; and (B) for any annual meeting of stockholders held prior to June 30, 2013, not later than the close of business the 60th day following the day on which Public Disclosure of the adoption of this Bylaw was first made. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of notice by a Proposing Stockholder as described herein. Notwithstanding anything in this paragraph (a) to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation at the annual meeting is increased effective after the time period for which nominations would otherwise be due under this paragraph (a) and there is no Public Disclosure by the corporation of the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a Proposing Stockholder’s notice shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered not later than the close of business on the 10th day following the day on which such Public Disclosure is first made by the corporation.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting with respect to such special meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders (i) by or at the direction of the Board of Directors or any committee thereof or (ii) by any stockholder of the corporation who is a stockholder of record at the time the notice provided for in this Section 8 is delivered, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 8. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such positions as specified in the corporation’s notice of meeting if a stockholder’s notice meeting the requirements of paragraph (c) of this Section 8 (such provisions to apply mutatis mutandis to such stockholder as if it was the “Proposing Stockholder” referred to therein) not earlier than the close of business on the later of the 120th day prior to such special meeting nor later than the close of business on the 90th day prior to such special meeting or if later, the tenth day following the date of Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Proposing Stockholders notice required hereby.

(c) Notice Requirements. A Proposing Stockholder’s written notice must be delivered to the Secretary at the principal executive offices of the corporation and shall set forth:

(i) as to each nominee proposed in such notice: (A) the name, age, business address and residence address of each such nominee; (B) the principal occupation or employment of each such nominee; (C) the number of shares of stock of the corporation which are owned of record and beneficially by such nominee, if any; (D) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; and (E) the signed consent to being named in the proxy statement as a nominee and to serving as a director if elected of each such nominee being proposed;

(ii) as to any business other than director nominations that a Proposing Stockholder proposes to bring , as to each matter the Proposing Stockholder proposes to bring before the meeting: (A) a brief description of the business desired to be brought before the meeting; (B) the text of each proposal or matter of business (including the text of any resolutions to be proposed for consideration and in the event that such proposal or matter of business includes a proposal to amend the Bylaws of the corporation, the text of the proposed amendment); (C) the reasons for conducting such business at the meeting; (D) any material interest of such Proposing Stockholder or beneficial owner, if any, on whose behalf the proposal; and (E) any other information concerning the proposal as would be required to be disclosed in a proxy statement soliciting proxies for the proposal or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; and

(iii) in each case as to the Proposing Stockholder and the beneficial owner, if any, on whose behalf the nominations or other business proposal is made: (A) the name and address of the Proposing Stockholder as they appear on the corporation’s books and of the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made; (B) the class, series, if any, and number of shares of stock of the corporation which are owned by the Proposing Stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made, as of the date of the Proposing Stockholder’s notice, and a covenant that the Proposing Stockholder will notify the corporation in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; (C) a description of any agreement, arrangement or understanding with respect to such nomination or other business proposal between or among the Proposing Stockholder, any such beneficial owner on whose behalf the nomination or other business proposal is being made and any of their respective affiliates or associates, and any others (naming them) acting in concert with any of the foregoing, including in the case of a nomination, the nominee, and a covenant that the Proposing Stockholder will notify the corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; (D) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which the Proposing Stockholder, any beneficial owner on whose behalf the nomination or other business proposal is being made and any of their respective affiliates or associates has a right to vote or has granted a right to vote any shares of any security of the corporation, and a covenant that the Proposing Stockholder will notify the corporation in writing of any such proxy, contract, arrangement, understanding, or relationship in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; (E) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder, any beneficial owner on whose behalf the nomination or other business proposal is being made or any of their respective affiliates or associates, whether or not such instrument or right shall be subject to settlement in underlying shares of stock of the corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proposing Stockholder, any beneficial owner on whose behalf the nomination or other business proposal is being made or any of their respective affiliates or associates with respect to securities of the corporation, and a covenant that the Proposing Stockholder will notify the corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; (F) a representation that the Proposing Stockholder is a holder of record of shares of stock of the corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons or propose the business in each case as specified in the notice; (G) a representation whether the Proposing Stockholder, any beneficial owner on whose behalf the nomination or other business proposal is being made or any of their respective affiliates or associates intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the corporation’s outstanding stock required to elect the nominees or to approve or adopt any other proposal and/or otherwise to solicit proxies from stockholders in support of the nominations or other proposal; and (H) such other information concerning the Proposing Stockholder and the beneficial owner, if any, on whose behalf the nominations or other business proposal is made as would be required to be disclosed in a proxy statement soliciting proxies for the proposal or the election of nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

The foregoing notice requirements of this paragraph (c) shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the corporation of his, her or its intention to present a proposal at a meeting and such stockholder’s proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for use at such meeting.

(d) General. Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 8 shall be eligible to be elected at an annual or special meeting of stockholders of the corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 8. Unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at a meeting pursuant to this Section 8 does not provide the information required under paragraph (c) of this Section 8 to the corporation promptly following the later of the record date or the date notice of the record date is first Publicly Disclosed, or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the corporation. Except as otherwise provided by law, the presiding officer of the meeting shall have the power and duty (i) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 8 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by this Section 8); and (ii) if any proposed nomination or business was not made or proposed in compliance with this Section 8, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. The requirements of this Section 8 shall apply to any business or nominations to be brought before an annual meeting by a stockholder, whether such business or nominations are to be included in the corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act or presented to stockholders by means of an independently financed proxy solicitation. Notwithstanding the foregoing provisions of this Section 8, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 8; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 8 and compliance with paragraphs (a) and (b) of this Section 8 shall be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in the last sentence of paragraph (a), business other than nominations brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time). Nothing in this Section 8 shall be deemed to affect any rights of (A) the stockholders to request inclusion of proposals or nominations in the corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act; or (B) the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Articles of Incorporation. The requirements of this Section 8 are included to provide the corporation notice of a stockholder’s intention to bring business or nominations before a meeting and shall in no event be construed as imposing upon any stockholder the requirement to seek approval from the corporation as a condition precedent to bringing any such business or make such nominations before a meeting.

(e) Certain Definitions. For purposes of this Section 8, (i) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (ii) “Public Disclosure” or “Publicly Disclosed” means a disclosure made in a press release issued publically by the corporation through its customary channels of public dissemination of press releases or in a document filed by the corporation with the U.S. Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; and (iii) “qualified representative” of means a person who is (A) a duly authorized officer, manager or partner of such stockholder; or (B) authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the meeting of stockholders.”

6. Vacancies. The third sentence of the first paragraph of Article II, Section 3 of the Bylaws shall be amended to delete entirely the phrase “or by a written statement filed with the secretary or, in his absence, with any other officer”.